Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Abbott Laboratories Stock Retirement Program of our reports dated February 16, 2018, with respect to the consolidated financial statements and schedule of Abbott Laboratories and subsidiaries, and the effectiveness of internal control over financial reporting of Abbott Laboratories and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
October 12, 2018